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                                                                  Exhibit (a)(2)

                                FORM OF ELECTION

TO:      PRESTON L. VICE

         Subject to the terms and conditions set forth in the Stock Option Exchange Program Tender Offer Statement (the "Offer to Exchange") and this Form of Election, I hereby tender to Penton Media, Inc. all of my Eligible Options (as defined in the Offer to Exchange). I acknowledge I have read the Offer to Exchange, I have had the opportunity to ask questions and receive answers from Penton and I have had the opportunity to consult with my financial and legal advisors.

         I hereby assign and transfer to Penton all right, title and interest in and to all the options that are being tendered and acknowledge that all such options will be cancelled.

         I hereby represent and warrant that I have full authority to tender the options and that such options are and will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the options will not be subject to any adverse claims. I will, upon request, execute and deliver any additional documents deemed by Penton to be necessary to complete the cancellation of the options tendered.

         This Form of Election shall survive my death or incapacity, and any of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as set forth in the offer materials, this tender is irrevocable.

         I understand that this tender of options constitutes my acceptance of the terms and conditions of the offer. Penton's acceptance for cancellation of my options will constitute a binding agreement between Penton and me upon the terms and subject to the conditions set forth in the offer materials.

         I understand that in order to participate in the offer, I must tender all of my Eligible Options.

         I understand that all tendered options accepted by Penton will be canceled and, upon cancellation, I will no longer have any rights to such options.

         I recognize that, under certain circumstances set forth in the offer materials, Penton may terminate or amend the offer or may postpone the acceptance for cancellation of, or the cancellation of, options tendered. In any such event, I understand that the options delivered but not accepted for cancellation will be returned to me.

         I understand that the offer and withdrawal rights will expire at 11:59 p.m., Eastern time, on August 22, 2002, unless the offer is extended.

         I have read, understand, and agree to all of the terms of the offer materials.

THE INSTRUCTIONS ACCOMPANYING THIS FORM OF ELECTION SHOULD BE READ CAREFULLY BEFORE THE FORM OF ELECTION IS COMPLETED.


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                   THIS FORM OF ELECTION MUST BE DELIVERED TO
          PRESTON L. VICE AS DESCRIBED IN THE INSTRUCTIONS ACCOMPANYING
                             THIS FORM OF ELECTION

         I hereby elect to tender all of my Eligible Options pursuant to the terms and conditions of the Offer to Exchange.

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Print Name                                       Signature


                                                 ------------------------------
                                                 Date

















                                       2
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                                  INSTRUCTIONS
              Forming Part of the Terms and Conditions of the Offer

       1. DELIVERY OF FORM OF ELECTION. If you decide to tender your Eligible Options, you must deliver, before the offer expires, a properly completed and signed Form of Election to Preston L. Vice in one of the following ways:

       - Fax. You may participate by faxing a properly completed, signed and dated Form of Election to Preston L. Vice to the following number: (216) 931-9891.

       - Intracompany Mail. You may participate by mailing a properly completed, signed and dated Form of Election to Preston L. Vice via intracompany mail.

       - Standard Mail. You may participate by mailing a properly completed, signed and dated Form of Election in a stamped envelope to Preston L. Vice at the following address:

                                    Penton Media, Inc.
                                    Attention:  Preston L. Vice
                                    The Penton Media Building
                                    1300 East 9th Street
                                    Cleveland, Ohio   44114

       Tenders of options made pursuant to the offer may be withdrawn at any time prior to the expiration date. If we have not yet accepted your options for payment, you may withdraw them at any time prior to 11:59 p.m., Eastern Time (U.S.) on September 20, 2002. Thereafter, the tenders are irrevocable. To be effective, a written notice of withdrawal must be personally delivered to Preston L. Vice and must specify the name of the person who tendered the options to be withdrawn. Withdrawals may not be rescinded, and options withdrawn will thereafter be deemed not validly tendered for purposes of the offer. However, withdrawn options may be retendered by again following the procedures described in the Offer to Exchange at any time prior to the expiration date.

       No alternative or contingent tenders will be accepted. No partial tenders will be accepted by Penton. The holder must tender all Eligible Options.

       2. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance may be directed to Preston L. Vice at (216) 931-9581 or Kathy Torgerson at (216) 931-9886.

       3. IRREGULARITIES. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of any tender of options will be determined by Penton, in its sole discretion, and such determination shall be final and binding on all parties. Penton reserves the absolute right to reject any or all tenders of options that it determines are not in proper form or the acceptance for cancellation of or cancellation of options that may, in the opinion of counsel, be unlawful. Penton also reserves the absolute right to waive any of the conditions to the offer or any defect or irregularity in any tender of options and Penton's interpretation of the terms and conditions of the offer (including these instructions) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Penton shall determine. Neither Penton nor any other person shall be under any duty to give notice of any defect or irregularity in tenders, nor shall Penton or any other person incur any liability for failure to give any such notice. Tenders will not be deemed to have been made until all defects and irregularities have been cured or waived.

       4. IMPORTANT TAX INFORMATION. You should refer to the Offer to Exchange to review important tax information.

 IMPORTANT: THE FORM OF ELECTION (OR A FACSIMILE COPY THEREOF) MUST BE RECEIVED
     BY PENTON, ON OR PRIOR TO 5:00 P.M., EASTERN TIME, ON AUGUST 22, 2002.